   As filed with the Securities and Exchange Commission on March 27, 1997
                                                           Registration No. 333-
================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                _______________

                           DIAMETRICS MEDICAL, INC.
            (Exact name of registrant as specified in its charter)

             Minnesota                                  41-1663185
(State or other jurisdiction of             (I.R.S Employer Identification No.)
 incorporation or organization)

                               2658 Patton Road
                          Roseville, Minnesota 55113
                                (612) 639-8035
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               David T. Giddings
                            Chief Executive Officer
                               2658 Patton Road
                          Roseville, Minnesota 55113
                                (612) 639-8035
(Name, address, including zip code,  and telephone number, including area code, of agent for service)

      Copy to:                Kenneth L. Cutler
                             Dorsey & Whitney LLP
                            220 South Sixth Street
                         Minneapolis, Minnesota 55402
                                (612) 340-2740
                            _______________________

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                         CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                            Proposed            Proposed
         Title of Each                   Amount             Maximum             Maximum               Amount of
      Class of Securities                to be           Offering Price        Aggregate             Registration
       to be Registered                Registered         Per Share (1)      Offering Price (1)          Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value)..      3,750,000 shares         $ 3.75             $ 14,062,500           $ 4,261.37
===================================================================================================================

(1) Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on March 25, 1997, as reported on the Nasdaq National Market.
                                _______________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES+
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MARCH 27, 1997

PROSPECTUS

                           DIAMETRICS MEDICAL, INC.

                               3,750,000 SHARES
                                      OF
                                 COMMON STOCK
                               ($.01 PAR VALUE)

                           _________________________

   This Prospectus relates to an aggregate of 3,750,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Diametrics Medical, Inc., a Minnesota corporation ("Diametrics" or the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

   Any or all of the Shares may be offered from time to time in transactions on the Nasdaq National Market at market prices prevailing at the time of sale or at prices related to the then current market price, or in transactions at negotiated prices. See "Plan of Distribution."

   The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

   The Common Stock is traded on the Nasdaq National Market under the symbol DMED. On March 25, 1997, the closing price of the Common Stock as reported on the Nasdaq National Market was $3.625 per share.

                           _________________________

      FOR INFORMATION CONCERNING CERTAIN RISKS RELATED TO THIS OFFERING,
          SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                           _________________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
               ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________

   No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is March __, 1997.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

     (a) the Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (c) the Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

     (d) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

     (e) the Current Report on Form 8-K dated November 21, 1996;

     (f) the Current Report on Form 8-K/A dated January 21, 1997;

     (g) the Current Report on Form 8-K dated March 25, 1997;  and

     (h) the description of the Common Stock contained in any registration statement or report filed by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Prospectus and prior to the termination of the offering described herein.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Laurence L. Betterley, Senior Vice President and Chief Financial Officer, Diametrics Medical, Inc., 2658 Patton Road, Roseville, Minnesota 55113, telephone (612) 639-8035.

                                 RISK FACTORS

   Prospective investors in the shares offered hereby should carefully consider the following risk factors, in addition to the other information appearing in this Prospectus.


EARLY STAGE OF COMMERCIALIZATION; LIMITED RELEVANT OPERATING HISTORY

   The Company was founded in 1990 and until recently has been engaged primarily in the research, development and testing of, and the development of manufacturing capabilities for, the IRMA(R) (Immediate Response Mobile Analysis) System and the Paratrend 7(R). Marketing efforts for the IRMA(R) System began during 1994 and BSL, the Pfizer, Inc. subsidiary acquired by the Company, also began marketing efforts for the Paratrend 7(R) in 1994. There is no assurance that the Company will be successful in transitioning to commercial operations, including commercial-scale manufacturing. Additionally, the Company has limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily-regulated medical device industry, which is characterized by an increasing number of entrants, intense competition and a high failure rate.

ABSENCE OF PROFITABILITY; ANTICIPATED FUTURE LOSSES

   The Company has only recently begun to generate revenues and has incurred net operating losses since its inception. Net losses for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 were approximately $13,819,000, $12,455,000, $23,046,000 and $17,097,000,
respectively. The Company had an accumulated deficit of approximately $73,541,000 at September 30, 1996. The Company expects to incur substantial net operating losses at least through 1998. There is no assurance that the Company will ever generate substantial revenues or achieve profitability.

NEW TECHNOLOGY; UNCERTAIN MARKET ACCEPTANCE

   The Company's success is dependent upon acceptance of the Company's products by the medical community as reliable, accurate and cost-effective. Because the products are point-of-care blood testing devices, they represent a new practice in the testing of blood analytes. Critical or stat blood testing is currently performed primarily by central and stat laboratories of hospitals or by independent commercial laboratories, rather than at the point-of-care. Although professional awareness of point-of-care blood testing is increasing, most acute care hospitals have already installed costly benchtop blood testing instruments for use in their central and stat laboratories and may be reluctant to change standard operating procedures for performing blood testing or incur additional capital expenditures for new blood analysis equipment. In addition, the limited number of tests that can be performed on the Company's products may cause certain hospitals not to consider them. The Company is unable to predict how quickly, if at all, the products, including the IRMA(R) System, will be accepted by members of the medical community or, if accepted, what the utilization of the products will be.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS

   The Company expects that its existing capital resources, proceeds from this offering, current and future lease financing arrangements and strategic alliances will enable the Company to maintain its current and planned operations through 1997. Nonetheless, the Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's products, the level of resources devoted to expanding the Company's marketing organization and manufacturing capabilities, the Company's research and development activities, the availability of lease financing for capital acquisitions and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company will require additional capital at an earlier time. The Company has no commitments for any additional financing, and no assurance exists that any such commitments can be obtained on favorable terms, if at all. Any additional equity financings may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. The Company is also pursuing corporate strategic alliances. Such alliances may require the Company to relinquish rights to certain of its technologies, products or marketing territories.

HIGHLY COMPETITIVE MARKETS; RISK OF TECHNOLOGICAL OBSOLESCENCE

   The medical technology industry is characterized by rapidly evolving technology and intense competition. The Company is aware of one other commercially available hand-held point-of-care blood analysis system, which is manufactured and marketed by i-STAT Corporation ("i-STAT"). The Company expects that manufacturers of central and stat laboratory testing equipment will also compete to maintain their revenues and market share. Many of the companies in the medical technology industry and manufacturers of central and stat laboratory equipment have substantially greater capital resources, research and development staffs and facilities than the Company. Such entities have developed, may be developing or could in the future attempt to develop additional products competitive with the Company's products. Many of these companies also have substantially greater experience than the Company in research and development, obtaining regulatory approvals, manufacturing, and sales and marketing, and may therefore represent significant competition for the Company. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective or less expensive than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive. Although the Company believes that its products may offer certain technological advantages over its competitors' currently-marketed products, earlier entrants in the market in a therapeutic area often obtain and maintain significant market share relative to later entrants. In the future, the Company may experience competitive pricing pressures that may adversely affect unit prices and sales levels.

LIMITED MANUFACTURING EXPERIENCE

   The Company must manufacture its products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. The products consist of two principal components: portable, microprocessor-based analyzers/monitors and the disposable cartridges/sensors. The Company has limited experience producing products in large commercial quantities. Although the Company believes that, based on its manufacturing experience to date, it will be able to achieve and maintain product accuracy and reliability when producing products in the quantities required for profitable operations, on a timely basis and at an acceptable cost, there can be no assurance that it will be able to do so. The analyzers and monitors are manufactured for the Company by outside vendors, and there can be no assurance that such vendors will be able to provide the Company with a sufficient quantity to meet the Company's needs.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

   The Company's success will depend in part on its ability to obtain patent protection for products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The validity and breadth of claims covered in medical technology patents involves complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any patents under pending patent applications or any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership to the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others have not developed or will not develop similar products, duplicate any of the Company's products or, if patents are issued to the Company, design around such patents. In addition, whether or not the Company's patents are issued, others may hold or receive patents which contain claims having a scope that covers products developed by the Company. The Company also relies upon unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or disclose such technology or that the Company can ultimately protect meaningful rights to such unpatented proprietary technology.

RISK OF PATENT LITIGATION

   There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse determination in any such litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is not currently a party to any patent litigation.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

   The success of the Company and of its business strategy is dependent in large part on the ability of the Company to attract and retain key management and operating personnel. Such individuals are in high demand and are often subject to competing offers. In particular, the Company's success will depend on its ability to retain the services of its executive officers. In addition, the Company will have an ongoing need to expand its management personnel and support staff. The loss of the services of one or more members of the management group or the inability to hire additional personnel as needed may have an adverse effect on the Company.

UNCERTAINTY OF GOVERNMENT HEALTH CARE POLICY AND FUTURE REIMBURSEMENT

   The willingness of hospitals to purchase the Company's products may depend on the extent to which hospitals limit capital expenditures due to cost reimbursement regulations, including regulations promulgated by the Health Care Financing Administration ("HCFA"), and general uncertainty relating to government health care policy. In addition, sales volumes and prices of the Company's products in certain markets will be dependent in part on the level of availability of reimbursement to hospitals for blood analysis from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. There can be no assurance that current reimbursement amounts, if any, will not be decreased in the future, and that any such decrease will not reduce the demand for or the price of the Company's products. Any health care reform measures adopted by the federal government could adversely affect the price of medical devices in the United States or the amount of reimbursement available, and consequently could be adverse to the Company. No prediction can be made as to the outcome of any reform initiatives or their impact on the Company.

GOVERNMENT REGULATION AND NEW PRODUCT DEVELOPMENT

   Human diagnostic products are subject, prior to clearance for marketing, to rigorous pre-clinical and clinical testing mandated by the United States Food and Drug Administration (the "FDA") and comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The Company has obtained premarket notification clearances under Section 510(k) ("Section 510(k)") of the Food, Drug and Cosmetic Act (the "FDC Act") to market the IRMA(R) System to test blood gases, electrolytes and hematocrit in whole blood in hospital laboratories and at the point of care and the

Paratrend 7 to monitor blood gases. A Section 510(k) clearance is subject to continual review and later discovery of previously unknown problems may result in restrictions on the product's marketing or withdrawal of the product from the market. The Company's long-term business strategy includes development of cartridges and sensors for performing additional blood chemistry tests, and any such additional tests will be subject to the same regulatory process. No assurance can be given that the Company will be able to develop such additional products or uses on a timely basis, if at all, or that the necessary clearances for such products and uses will be obtained by the Company on a timely basis or at all, or that the Company will not be subjected to a more extensive profiling testing and FDA approval process. The Company also plans to market its products in several foreign markets. Requirements vary widely from country to country, ranging from simple product registrations to detailed submissions such as those required by the FDA. Manufacturing facilities are also subject to FDA inspection on a periodic basis and the Company and its contract manufacturers must demonstrate compliance with current Good Manufacturing Practices ("GMP") promulgated by the FDA. The Company will be required to expend time, resources and effort in the areas of production and quality control to ensure full technical compliance. If violations of the applicable regulations are noted during FDA inspections of the Company's manufacturing facilities or the manufacturing facilities of its contract manufacturers, the continued marketing of the Company's products may be adversely affected.

EFFECT OF CLINICAL LABORATORY IMPROVEMENT ACT OF 1988

   The Company's products are affected by the Clinical Laboratory Improvement Amendment of 1988 ("CLIA") which has been implemented by the FDA. This law is intended to assure the quality and reliability of all medical testing in the United States regardless of where tests are performed. The regulations require laboratories performing blood chemistry tests to meet specified standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations have established three levels of regulatory control based on test complexity-- "waived," "moderate complexity" and "high complexity." Although the tests performed by the IRMA(R) System and the Company's other products have been categorized as moderate complexity tests, there can be no assurance that they will continue to be so categorized. Personnel standards for high complexity tests are more rigorous than those for moderate complexity tests, requiring that testing personnel have more education and experience than personnel conducting moderate complexity tests. Any recategorization of the tests performed by the Company's products as high complexity tests could affect the Company's ability to successfully market them. As a result of the CLIA requirements, hospitals may be discouraged from expanding point-of-care testing and previously unregulated testing markets, including physician office laboratories and small volume test sites, and may be dissuaded from initiating, continuing or expanding patient testing. There can be no assurance that the CLIA regulations or future administrative interpretations of CLIA or various state regulations requiring licensed technicians to operate point-of-care devices will not have a material adverse effect on the Company.

PRODUCT LIABILITY RISK; NO ASSURANCE INSURANCE IS ADEQUATE

   The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in adverse effects to a patient. Although the Company has not experienced any product liability claims to date, any such claims could have an adverse impact on the Company. The Company maintains a general insurance policy which includes coverage for product liability claims. The policy is limited to a maximum of $1,000,000 per product liability claim and an annual aggregate policy limit of $2,000,000. In addition, the Company maintains umbrella policy coverage of $10,000,000. There can be no assurance that liability claims will not exceed the coverage limits of such policy or that such insurance will continue to be available on commercially reasonable terms or at all. Consequently, a product liability claim or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the Company.

DEPENDENCE ON CONTRACT MANUFACTURERS AND SUPPLIERS

   The IRMA(R) Analyzer and the Paratrend 7(R) are manufactured for the Company by single vendors, generally from off-the-shelf components. A few components are supplied by single sources and manufactured to the Company's specifications. Although the Company believes that it could find alternative vendors, any interruption in supply could have a material adverse effect on the Company. Although the Company believes that alternative sources for key components are available, any interruption in supply of these components could have a material adverse effect on the Company's ability to manufacture its products.

CONTROL BY EXISTING SHAREHOLDERS

   As of September 30, 1996, directors, executive officers and principal shareholders of the Company, and certain of their affiliates, owned beneficially approximately 37% of the Company's outstanding Common Stock. Accordingly, these shareholders, individually and as a group, may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, adopting or amending provisions in the Company's Articles of Incorporation and Bylaws and approving certain mergers or other similar transactions, such as sales of substantially all of the Company's assets. Such control by existing shareholders could have the effect of delaying, deferring or preventing a change in control of the Company.

POSSIBLE VOLATILITY OF STOCK PRICE IN THE PUBLIC MARKET

   The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market prices of the common stock of many publicly traded medical device companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, regulatory developments and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock. Sales of Common Stock in the public market could adversely affect prevailing market prices.

POSSIBLE ISSUANCES OF PREFERRED STOCK; ANTI-TAKEOVER EFFECT OF MINNESOTA LAW

   The Board of Directors has authority to issue up to 5,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, certain provisions of Minnesota law applicable to the Company could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

                           DIAMETRICS MEDICAL, INC.

   Diametrics Medical, Inc. ("DMI" or the "Company") develops, manufactures and markets blood chemistry testing systems for the critical care market that provide immediate or continuous diagnostic results at the point of patient care. Point-of-care testing can save money for hospitals by reducing the numerous steps, paperwork and personnel involved in collecting, transporting, documenting and processing blood samples. Moreover, point-of-care blood analysis could ultimately eliminate the need for hospitals to maintain expensive and capital intensive stat laboratories.

   The Company was founded in 1990. In December 1992, it received 510(k) clearance from the Food and Drug Administration ("FDA") to market the IRMA(R) System for blood gas testing at the point-of-care and in hospital laboratories. The IRMA(R) System consists of a compact, portable, microprocessor-based analyzer (the "IRMA(R) Analyzer") that employs single-use, disposable cartridges to perform simultaneously several commonly-ordered blood tests in a simple, less than two minute procedure. The IRMA(R) Analyzer features an easy to use, touch-sensitive video display, data management capabilities and an on-board printer, and can easily be linked to a hospital's laboratory or information system. Based on these and other features of the IRMA(R) System, the Company believes it has competitive advantages over benchtop systems as well as other point-of-care systems. The IRMA(R) System was classified as "moderately complex" under the clinical Laboratory Improvement Amendment of 1988 in December 1993. DMI received FDA Good Manufacturing Practices approval in July 1993.

      In 1995, DMI received FDA clearance to market new tests for the measurement of electrolytes (sodium, potassium and ionized calcium) and hematocrit in whole blood. In the third quarter of 1996, the Company introduced its second generation analyzer, IRMA(R) SL. This system introduced hematocrit testing to the menu, electronic quality control and the ability to collect capillary blood samples. Also introduced were the IRMA(R) Data Management System
(IDMS) version 3.0, a data management software program for point of care testing technologies, and the AVOXimeter 4000, the only battery-operated, portable co-oximetry system for comprehensive co-oximetry measurements, which the Company distributes under an exclusive agreement with AVOX Systems, Inc.

   In the fourth quarter of 1996, DMI purchased Biomedical Sensors Ltd. ("BSL"), a subsidiary of Pfizer Inc., for $1.5 million in cash and a $7.3 million, six year note. Biomedical Sensors Ltd. was founded in 1977 and is based in High Wycombe, England. BSL has developed and introduced in-dwelling monitoring systems for continuous blood and tissue assessment of critically ill patients. The Company believes that the BSL acquisition was a significant step towards the Company's strategic goal to become the world leader in critical care blood and tissue analysis systems. New product lines that were acquired in the BSL acquisition include Paratrend(R) 7, an intravascular continuous blood gas monitoring system, and Neocath, a continuous oxygen monitoring system designed specifically for the needs of newborns. Both of these products have received FDA approval. Additional products, which have not yet received FDA approval, are Neotrend, a follow-on product to Neocath that measures blood gases and temperature in neonates, and Tissutrak, a system for monitoring tissue oxygenation in muscle flap grafts used in reconstructive surgery. The Company has also not yet received FDA approval for the use of the Paratrend 7 for organ direct placement, such as direct cerebral placement.

   The projected worldwide market for point of care blood analysis products in 1997 is estimated at $700 million, and is projected to increase to over $1 billion by the year 2000. With the breadth of the Company's product line in all bedside blood testing modalities (discrete, intermittent and continuous) the Company believes that it is uniquely positioned to serve the needs of critically ill patient populations. In addition, the potential future use of the Company's products in critical care tissue analysis, provides even greater market potential.

   The Company's principal executive office is located at 2658 Patton Road, Roseville, Minnesota 55113, and its telephone number is (612) 639-8035.


                             SELLING SHAREHOLDERS

   The following table sets forth certain information with respect to the ownership of the Company's Common Stock by the Selling Shareholders as of March 1, 1997, and as adjusted to reflect the sale of the Shares.

                                                                 Maximum
                                                                  Number
                                               Number           of Shares               Shares
                                              of Shares         to be Sold               Owned
                                             Owned Prior       Pursuant to          After Offering (1)
                                                                                 ---------------------------
     Name                                    to Offering     this Prospectus     Number              Percent
--------------------                       ---------------   ---------------     ------------   -------------
Amarfour, L.L.C........................                           625,000(2)
Guarantee and Trust FBO
 Larry Arnold..........................                            46,875(3)
Laurence L. Betterley(4)...............                            15,625(5)
Robert F. Carey, III...................                            15,625(5)
Gerald L. Cohn Revocable Trust(6)......                           125,000(7)
Hannah S. and Samuel A. Cohn
 Memorial Foundation(8)................                            31,250(9)
Dain Bosworth Incorporated
 FBO Janice K. Maudlin, IRA(10)........                          4,281.25(11)
Dain Bosworth Incorporated
 FBO Timothy I. Maudlin, IRA(13).......                         36,531.25(13)
Dain Bosworth Incorporated
 FBO Timothy I. Maudlin, IRA
 (SEP)(12).............................                         37,312.50(14)
Ron Eibensteiner(15)...................                        101,437.50(16)
Frazier & Company, Inc.................                             6,250(17)
Frazier Healthcare
 Investments, L.P.(18).................                            93,750(19)
Hard & Co. FBO
 A. G. Stepanek(20)....................                            46,875(21)
Hard & Co. FBO
 Catherine Stepanek(22)................                            39,125(23)
Hard & Co. FBO Timothy A.
 Stepanek 401K
 (Associated Bank) (24)................                            15,625(5)
Hard & Co. FBO Timothy A.
 Stepanek IRA(24)
 (Associated Bank).....................                            23,500(25)
IAI Investment Funds IV, Inc.
 (IAI Regional Fund)...................                           937,500(26)
David R. Johnson.......................                            31,250(9)
Dain Bosworth, Inc., Custodian FBO
 Mark B. Knudson, Ph.D.,
 Profit Sharing Plan(27)...............                         15,627.50(28)

                                                                 Maximum
                                                                  Number
                                               Number           of Shares               Shares
                                              of Shares         to be Sold               Owned
                                             Owned Prior       Pursuant to          After Offering (1)
                                                                                 ---------------------------
     Name                                    to Offering     this Prospectus     Number              Percent
--------------------                       ---------------   ---------------     -------------  ------------
Dain Bosworth, Inc., Custodian FBO
 Mark B. Knudson, Ph.D.,
 Money Purchase Pension Plan(27)                                    7,810(29)
Laura M. Knutsen........................                           15,625(5)
Raymond A. Lipkin.......................                           31,250(9)
Charles F. Mason........................                         7,812.50(30)
Eliza W. Mason..........................                         7,812.50(30)
Jean F. Mason III.......................                           62,500(31)
Timothy I. Maudlin(12)..................                           31,250(9)
Medical Innovation Fund II,
 A Limited Partnership(32)..............                          156,250(33)
Wayne Mills.............................                          125,000(7)
Travis L. Murphy(34)....................                           15,625(5)
Parsnip River Company(35)...............                          250,000(36)
The Provident Bank as Custodian
 for the Perkins Opportunity Fund                                 312,500(37)
Walter L. Sembrowich(38)................                           15,625(5)
Fred E. Silverstein(39).................                            6,250(17)
Dale A. Spencer.........................                           18,750(40)
Starwood Group LP.......................                          125,000(7)
Timothy A. Stepanek, as Trustee
 U/A dated August 3, 1935 with
 David J. Winton, Trustor(24)...........                          125,000(7)
Pyramid Partners, LP....................                           75,000(41)
Daniel S. & Partice M. Perkins,
 JTWRS..................................                           30,000(42)
Perkins Capital Management, Inc.,
 Profit Sharing Plan & Trust UA
 dated December 15, 1986................                           10,000(43)
Ellis Limited Partnership...............                           20,000(44)
Harold Roitenberg TTEE
 FBO Harold Roitenberg Trust
 UA dated April 13, 1992................                           12,500(45)
John F. Rooney..........................                           10,000(43)
Kenneth B. Heithoff.....................                           15,000(46)
Pamela L. Brown, TTEE
 UA dated September 16, 1988
 FBO Pamela L. Brown....................                            7,500(47)
Perkins Foundation......................                            7,500(47)

_____________
*    Less than 1%.

(1)  Assumes the sale of all shares covered by this Prospectus.

(2) Includes 500,000 shares of Common Stock and 125,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the

     Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(3) Includes 37,500 shares of Common Stock and 9,375 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire three years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(4) Laurence L. Betterley has been Chief Financial Officer of the Company since August 1996.

(5) Includes 12,500 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(6)  Gerald L. Cohn has been a director of the Company since June 1996.

(7) Includes 100,000 shares of Common Stock and 25,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(8)  [to be added by amendment]

(9) Includes 25,000 shares of Common Stock and 6,250 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(10) Janice K. Maudlin is the wife of Timothy I. Maudlin, a director of the Company from March 1990 through June 1996.

(11) Includes 3,425 shares of Common Stock and 856.25 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(12) Timothy I. Maudlin was a director of the Company from March 1990 through June 1996.

(13) Includes 29,225 shares of Common Stock and 7,306.25 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(14) Includes 29,850 shares of Common Stock and 7,462.50 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(15) Ronald E. Eibensteiner was a director of the Company from March 1990 through June 1996 and Chairman of the Board of Directors of the Company from March 1990 through January 1993.

(16) Includes 81,150 shares of Common Stock and 20,287.50 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(17) Includes 5,000 shares of Common Stock and 1,250 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(18) The General Partner of Frazier Healthcare Investments, L.P., is Frazier Healthcare Management, L.P., whose General Partner is Frazier & Company, L.P., whose General Partner is Frazier Management L.L.C. Silverstein Capital, Inc., of which Dr. Fred E. Silverstein, a director of the Company since February 1995, is a shareholder, is a member of Frazier Management L.L.C.

(19) Includes 75,000 shares of Common Stock and 18,750 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(20) A. G. Stepanek is the father of Timothy A. Stepanek, a director of the Company from June 1991 through June 1996.

(21) Includes 37,500 shares of Common Stock and 9,375 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(22) Catherine Stepanek is the wife of Timothy A. Stepanek, a director of the Company from June 1991 through June 1996.

(23) Includes 31,300 shares of Common Stock and 7,825 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(24) Timothy A. Stepanek was a director of the Company from June 1991 through June 1996.

(25) Includes 18,800 shares of Common Stock and 4,700 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(26) Includes 750,000 shares of Common Stock and 187,500 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(27) Mark B. Knudson was Chairman of the Board of Directors of the Company from March 1995 through June 1996 and has been a director of the Company since March 1990.

(28) Includes 12,502 shares of Common Stock and 3,125.50 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(29) Includes 6,248 shares of Common Stock and 1,562 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(31) Includes 50,000 shares of Common Stock and 12,500 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(32) Timothy I. Maudlin, a director of the Company from March 1990 to June 1996, is the Managing General Partner of the general partner of Medical Innovation Fund II, and Dr. Knudson, the Chairman of the Board of Directors of the Company from March 1995 through June 1996 and a director of the Company since March 1990, is the Managing Venture Partner of the general partner of Medical Innovation Fund II.

(33) Includes 125,000 shares of Common Stock and 31,250 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(34) Travis L. Murphy was Treasurer and Controller of the Company from May 1995 through May 1996, Chief Financial Officer of the Company from July 1992 through May 1995 and from June 1996 through August 1996 and a consultant to the Company from August 1996 through February 1997.

(35) Timothy A. Stepanek, a director of the Company from June 1991 through June 1996, is the Managing Partner of Parsnip River Company.

(36) Includes 200,000 shares of Common Stock and 50,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(37) Includes 250,000 shares of Common Stock and 62,500 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(38) Walter L. Sembrowich was a director of the Company from March 1990 through June 1996, Executive Vice President of New Business Development of the Company from March 1995 through December 1995, Co-Chairman of the Board of Directors of the Company from January 1993 through March 1995 and Chief Executive Officer of the Company from March 1990 through January 1993.

(39) Fred E. Silverstein has been a director of the Company since February 1995.

(40) Includes 15,000 shares of Common Stock and 3,750 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(41) Includes 60,000 shares of Common Stock and 15,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(42) Includes 24,000 shares of Common Stock and 6,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(43) Includes 8,000 shares of Common Stock and 2,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(44) Includes 16,000 shares of Common Stock and 4,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(45) Includes 10,000 shares of Common Stock and 2,500 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(46) Includes 12,000 shares of Common Stock and 3,000 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.

(47) Includes 6,000 shares of Common Stock and 1,500 shares of Common Stock issuable upon exercise of currently exercisable warrants, all which were issued in a private placement by the Company of its securities in January 30, 1997. All of such warrants were issued on January 30, 1997, expire five years from the date of issuance and entitle the holder thereof to purchase shares of Common Stock at $5.0625 per share. Such warrants are transferable.


                             PLAN OF DISTRIBUTION

     The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including legal and accounting fees.

     The Selling Shareholders, or their respective pledges, donees, transferees or successors in interest, may offer and sell the Shares from time to time on the Nasdaq National Market at market prices prevailing at the time of sale or at prices related to the then current market price, or in transactions at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered by them.

     Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

     The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

     The Company has agreed to indemnify the Selling Shareholders and any underwriter and certain control persons related to the foregoing persons against certain civil liabilities, including liabilities under the Securities Act.

     Whenever a particular offering of Shares is to be made pursuant to this Prospectus, to the extent required, this Prospectus will be updated to reflect the name of the Selling Shareholder for whose account Shares are to be so offered, the number of Shares so offered for such Selling Shareholder's account and, if such offering is to be made by or through underwriters or dealers, the names of such underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and those Selling Shareholders for whose account such offering is being made.

                                    EXPERTS

     The financial statements incorporated herein and in the registration statement by reference to the Annual Report on Form 10-K of the Company have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG Peat Marwick LLP audits and reports on the future financial statements of the Company and consents to the use of their report thereon, such financial statements will also be incorporated by reference in the registration statement in reliance upon their report and said authority.


                              VALIDITY OF SHARES

     The validity of the Shares offered hereby has been passed upon for the Company by Dorsey & Whitney LLP, 220 South Sixth Street, Minneapolis, Minnesota 55402. Members of Dorsey & Whitney LLP beneficially own 18,738 shares of the Company's common stock.

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     SEC Registration Fee........................      $      4,262
     Accounting Fees and Expenses................             3,000
     Legal Fees and Expenses.....................            10,000

                                                              5,738
     Miscellaneous...............................      ------------
         Total...................................      $
                                                             23,000
                                                       ============

   All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonable believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterest quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

   Provisions regarding indemnification of officers and directors of the Company are contained in the Company's Restated Articles of Incorporation and Bylaws, each of which are incorporated herein by reference.

   The Company maintains a directors and officers insurance policy.

ITEM 16.  LIST OF EXHIBITS

   5*     Opinion of Dorsey & Whitney LLP regarding validity.

   23.1   Consent of KPMG Peat Marwick LLP.

   23.2* Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).

   24     Power of Attorney.
   __________________________
   *   To be filed by amendment.

ITEM 17.  UNDERTAKINGS

   The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseville, State of Minnesota on the 25th day of March, 1997.

                                 DIAMETRICS MEDICAL, INC.

                                 By     /s/  Laurence L. Betterley
                                      ----------------------------------
                                      Laurence L. Betterley
                                       Chief Financial Officer

       Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of March, 1997.




/s/  David T. Giddings                  President, Chief Executive Officer
-----------------------------
David T. Giddings                         and Chairman of the Board
                                          of Directors
                                          (Principal Executive Officer)

/s/  Laurence L. Betterley              Chief Financial Officer
-----------------------------
Laurence L. Betterley                     (Principal Financial Officer)

/s/ Jill M. Nussbaum                    Corporate Controller
-----------------------------
Jill M. Nussbaum                          (Principal Accounting Officer)

James E. Ashton, Ph.D*                  Director

Richard A. Norling*                     Director

Mark B. Knudson, Ph.D.*                 Director

Andre de Bruin*                         Director

Gerald L. Cohn*                         Director

Fred E. Silverstein, M.D.*              Director

Roy S. Johnson*                         Director


*By/s/ Laurence L. Betterley
   ---------------------------------
  Laurence L. Betterley
  Attorney-in-Fact

                                 EXHIBIT INDEX



      Exhibit No.          Description                                   Page
      -----------          -----------                                   ----

       23.1          Consent of KPMG Peat Marwick LLP................

       24            Power of Attorney...............................